Exhibit 99.1

Pike Electric Reports First Quarter Fiscal 2007 Results

          MT. AIRY, N.C., Nov. 7 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC) today announced the results for its first fiscal quarter ended September 30, 2006.

          First Quarter Results

          Total revenues for the first quarter of fiscal 2007 decreased 31.4% to $149.9 million from $218.4 million for the prior year quarter.  First quarter revenues were negatively impacted by both an $82.6 million reduction in storm restoration revenues and a decrease in revenue producing headcount of 4% from September 2005 to September 2006. Storm restoration revenues totaled $12.3 million for the first quarter of fiscal 2007, down from $94.9 million in the same quarter of the prior year. Prior year storm restoration revenues were driven by Hurricanes Dennis, Katrina and Rita. For the first quarter of fiscal 2007, powerline revenues increased 11.3% to $137.6 million from $123.5 million for the prior year quarter on a 9.6% increase in powerline billable hours.

          First quarter net income totaled $1.6 million, or $0.05 per diluted share, compared to net income of $17.5 million, or $0.58 per diluted share, for the first quarter of the prior year.

          “While earnings for the quarter were disappointing, we believe the lack of significant storm revenues coupled with several unusual events made the quarter atypical in nature. Unexpected losses in our Florida operation, increased fuel costs, severance charges, and increased professional service fees combined to significantly impact the quarter’s earnings,” stated J. Eric Pike, chairman and chief executive officer of Pike Electric. “We will be restructuring our internal costs and management to better align our operations with a more normalized projection of storm activity and our core powerline customers.  These changes will focus renewed efforts on challenging accounts and profitability without impairing our ability to respond to our customer’s needs.”

          Gross profit percentage for the first quarter of fiscal 2007 decreased to 13.2% compared to 22.3% for the prior year quarter. Gross profit percentage was primarily impacted by the significant decrease in higher margin storm restoration revenues, losses in our Florida operation, a $1.0 million increase in fuel costs and an increase in indirect labor as a percentage of revenues.

          General and administrative expenses increased $0.5 million to $11.6 million for the three months ended September 30, 2006 from $11.1 million for the three months ended September 30, 2005.  The current quarter was negatively impacted by the expense of approximately $0.8 million related to the termination of employment of the Company’s former chief financial officer and approximately $1.8 million in legal fees associated with litigation against former employees.  These expenses were partially offset by a decrease in share-based compensation expenses and a reversal of deferred compensation expenses related to certain employee forfeitures.  As a percentage of revenues, general and administrative expenses increased to 7.7% for the first quarter of fiscal 2007 from 5.1% in the same quarter of the prior year primarily due to lower revenues that resulted from the significant decrease in storm restoration revenues.

          Interest expense and other, net decreased $3.0 million to $5.1 million for the quarter ended September 30, 2006 from $8.1 million for the quarter ended September 30, 2005.  This decrease was primarily due to a reduction in accelerated amortization of deferred loan costs of $2.4 million due to the significant debt prepayments immediately following the Company’s IPO completed in August 2005 and a reduction in interest expense due to lower outstanding debt, partially offset by the effect of higher overall interest rates on the outstanding debt.

          Debt Repayment

          The Company repaid $5.0 million of its term debt during the first quarter of 2007 resulting in $244.0 million in term debt outstanding as of September 30, 2006.  In addition, the Company repaid the total amount of $4.5 million that was outstanding on the revolving portion of the Company’s credit facility as of June 30, 2006.

          Outlook

          “Pike Electric has been through a tremendous amount of change since our IPO and has continued to produce profitable results and aggressively service our debt.  However, we must realign ourselves with the realities and processes of a public company.  To that end, we will continue to streamline and restructure our management team and internal costs to lay the foundation for long-term growth in revenue and earnings, as well as a return towards normal operating margins,” stated J. Eric Pike, chairman and chief executive officer.

          The Company’s growth opportunities continue to remain strong.  Pike Electric continues to focus on growth driven by three factors:

1.	Existing customer growth - as customer employees retire.

2.	GDP growth - the economy in Pike’s service territory is strong.

3.	Market share growth - Pike continues to pursue profitable customer growth.

          The Company will continue its operational and customer service focus, its investment in technology and its strength in storm restoration efforts.  The timing and significance of storm restoration revenues are not predictable.

          Conference Call

          Pike Electric’s conference call to discuss its first quarter ended September 30, 2006 results is scheduled for 10:30 a.m. EST today, November 7, 2006. This call will be available live and by replay over the Internet at http://www.pike.com in the Investor Relations section.

          About Pike Electric

          Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company’s common stock is traded on the New York Stock Exchange under the symbol PEC.  For further information regarding Pike Electric, visit the Company’s website at www.pike.com.

          Safe Harbor

          This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates.  The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements include those contained in the “Outlook” section of this release as well as those related to the Company’s intention to vigorously enforce its rights under non-compete agreements and the Company’s expectation that it will incur additional legal fees in this effort and restructuring of internal costs and management.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Pike Electric’s business is subject to numerous risks and uncertainties, including: that a significant portion of revenues are from a small group of customers and these customers have no obligation to assign work to it and these arrangements are generally terminable on short notice; its storm restoration revenues are highly volatile and unpredictable; its business is subject to numerous hazards that could materially affect business results and current insurance may not be adequate; record high fuel costs could materially and adversely affect its operating results; and demand for its services may be cyclical and vulnerable to industry and economic downturn.  These and other risks and uncertainties detailed in the Risk Factor section of its Annual Report on Form 10-K for the fiscal year ending June 30, 2006 and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

Tables Follow

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amount)

	September 30 2006	June 30 2006

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,760	$3,391
Accounts receivable, net	55,191	66,629
Work completed not billed	59,785	56,430
Inventories	10,175	8,041
Prepaid and other	5,334	5,928
Deferred income taxes	12,460	12,460
Total current assets	148,705	152,879
Property and equipment, net	288,296	284,452
Goodwill	94,402	94,402
Other intangibles, net	45,516	49,978
Deferred loan costs, net	6,053	6,265
Other assets	1,770	1,990
Total assets	$584,742	$589,966
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$42,164	$39,903
Current portion deferred compensation	2,570	10,614
Current portion of insurance claim accruals	27,593	18,867
Revolving credit facility	—	4,500
Total current liabilities	72,327	73,884
Long-term debt, net of current portion	244,000	249,000
Insurance and claim accruals, net of current portion	13,267	13,439
Deferred compensation, net of current portion	9,827	10,378
Deferred income taxes	71,700	72,333
Other liabilities	192	200
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, par value $0.001 per share; 100,000 shares authorized; 32,515 and 32,577 shares issued and outstanding at September 30, 2006 and June 30, 2006, respectively	6,426	6,426
Additional paid-in capital	136,964	135,869
Retained earnings	30,039	28,437
Total stockholders’ equity	173,429	170,732
Total liabilities and stockholders’ equity	$584,742	$589,966

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,

	2006	2005

Revenues	$149,855	$218,431
Cost of operations	130,115	169,776
Gross profit	19,740	48,655
General and administrative expenses	11,556	11,065
Loss on sale of property and equipment	367	145
Income from operations	7,817	37,445
Other expense (income):
Interest expense	5,178	8,148
Other, net	(58)	(21)
Total other expense	5,120	8,127
Income before income taxes	2,697	29,318
Income tax expense	1,095	11,803
Net income	$1,602	$17,515
Earnings per common share:
Basic	$0.05	$0.61
Diluted	$0.05	$0.58
Weighted average common shares outstanding:
Basic	32,221	28,786
Diluted	33,221	29,948

SOURCE  Pike Electric Corporation
          -0-                    11/07/2006
          /CONTACT:  Anthony Slater, CFO of Pike Electric Corporation,
+1-336-719-4237/
          /Web site:  http://www.pike.com/
          (PEC)